UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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TEGAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2201 South McDowell Boulevard

Petaluma, California 94954

Dear Fellow Stockholders:

Just a few weeks ago, Tegal announced our investment in sequel Power, LLC, a newly formed company dedicated to the development and operation of large scale photovoltaic (PV)-based solar utilities in the United States, Latin America, the Middle East and Africa.  Following extensive due diligence, we concluded that  projects in PV-based solar energy that sequel Power has been developing can potentially drive significant value to our shareholders and make a true difference to the future of many countries looking to reduce their dependence on fossil fuels.  The sequel Power model for large scale PV-based solar projects is unique in the industry and has won significant acclaim from governments, industrial companies and industry advocates for its innovation and prospect for success.

In order to put this change in our long-term strategy into proper perspective, I thought it would be useful to review at a high level the developments over the past several years that led Tegal’s Board of Directors to approve our new business strategy.

Following a brief but successful turnaround in 2007, in which we saw our revenue return to levels that allowed us to achieve an operating profit, we faced the most challenging set of circumstances in our history over the last three years.  The sharp decline in semiconductor capital spending that started mid-year in calendar 2007 deepened further in the financial crisis that engulfed the global economy in 2008 and 2009 and many semiconductor capital equipment companies went out of business or were sold for fractions of their prior value.

In the face of real threats to our survival, Tegal’s Board of Directors took a very hard look at our position within the semiconductor capital equipment industry and concluded that we needed to make a fundamental change, through an acquisition, merger, consolidation or sale of the Company to a third-party.  When by late 2009 it became clear that such options were not available to us, our Board made the decision to offer specific product lines to companies that had expressed interest in those assets.

During a two year sales process, we conducted a continuous review of our business strategy, and made several attempts to develop a model that could successfully compete in semiconductor and MEMS capital equipment without the high fixed costs for product development and manufacturing that were representative of our historic business model.  Simultaneously, to establish the strongest basis for preserving the Company’s capital and future options, we began an intense process of downsizing and discharging our liabilities to our customers, vendors and employees.  In March of 2010, we sold our “legacy” etch and PVD products to OEM Group, and in February 2011 we sold our Deep Reactive Ion Etch products to Sumitomo Process Technology Systems (SPTS).

With these divestitures behind us, we believe that Tegal has a bright future and we will continue to pursue opportunities where the capital requirements, concentration and growth prospects are more favorable to a company of our size.  We believe that sequel Power represents such an opportunity and we will look for additional opportunities to expand our involvement if we see the potential for a strong return to our shareholders.

I want to thank our customers, partners and shareholders for their continued support of Tegal.  I also want to thank our employees for their hard work and perseverance during this challenging but transformational time in our Company’s history.

Sincerely,

THOMAS R.  MIKA
President, Chief Executive Officer and Chairman of the Board

TEGAL CORPORATION

2201 South McDowell Boulevard

Petaluma, California 94954

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 24, 2011

The Annual Meeting of Stockholders of Tegal Corporation (the “Company”) will be held at the Company’s Petaluma offices located at 140 Second Street, Suite 318, Petaluma, California 94952 on March 24, 2011, at 10:00 a.m. (Pacific Time) for the following purposes:

1.
To elect each of Gilbert Bellini, Jeffrey M. Krauss, Thomas R. Mika, and Carl Muscari as a member of the Board of Directors of the Company to hold office for a one-year term and until their successors are duly elected and qualified;

2.
To approve an amendment to our 2007 Equity Incentive Award Plan pursuant to which (a) the number of shares available for issuance under the plan will be increased from 1,300,000 to 2,300,000 shares and (b) the maximum number of shares that may be subject to awards granted to any individual under the plan in any calendar year will be increased from 350,000 shares to 500,000 shares;

3.	To ratify the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2011; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.  We know of no other matters to be presented at the Annual Meeting.  If any other matters come before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.  Only stockholders of record at the close of business on February 4, 2011 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each of these stockholders is cordially invited to be present and vote at the Annual Meeting in person. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s Petaluma office.

By Order of the Board of Directors

Tegal Corporation /s/ Christine T. Hergenrother
Name: Christine T. Hergenrother
Title: Vice President, Chief Financial Officer, Secretary and Treasurer

Petaluma, California

February 24, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE, OR COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.   THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN THE EVENT YOU ATTEND THE ANNUAL MEETING IN PERSON.  THANK YOU FOR VOTING PROMPTLY.

TEGAL CORPORATION

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MARCH 24, 2011

INTRODUCTION

General

Tegal Corporation is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. (Pacific Time) on Thursday, March 24, 2011, and at any adjournments or postponements of the Annual Meeting. We will hold the meeting at our offices located at 140 Second Street, Suite 318, Petaluma, California 94952. We are soliciting proxies for the purposes of: (1) electing each of Gilbert Bellini, Jeffrey M. Krauss, Thomas R. Mika, and Carl Muscari as a member of the Board of Directors; (2) approving an amendment to our 2007 Equity Incentive Award Plan pursuant to which (a) the number of shares available for issuance under the plan will be increased from 1,300,000 to 2,300,000 shares and (b) the maximum number of shares that may be subject to awards granted to any individual under the plan in any calendar year will be increased from 350,000 shares to 500,000 shares; (3) ratifying the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2010; and (4) transacting such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting. The approximate date when this proxy statement and accompanying form of proxy are first being sent to stockholders is February 24, 2010.

Solicitation

This solicitation is made on behalf of our Board of Directors. Costs of the solicitation will be borne by us. Our directors, officers and employees and our subsidiaries may also solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to such directors, officers or employees or subsidiaries for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. The costs of printing, mailing, contacting banks, brokers and proxy intermediaries, soliciting votes and other activities related to the solicitation are estimated to be approximately $50,000.

Voting

Holders of record of our common stock as of the close of business on February 4, 2011 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each share of common stock entitles the holder to one vote. At the close of business on February 4, 2011, there were 8,444,714 shares of common stock issued and outstanding. Two or more stockholders representing a majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

Our transfer agent, Registrar and Transfer Company, Inc., will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR:

•	the election of each of the directors nominated below;

•
the approval of an amendment to our 2007 Equity Incentive Award Plan pursuant to which (a) the number of shares available for issuance under the plan will be increased from 1,300,000 to 2,300,000 shares and (b) the maximum number of shares that may be subject to awards granted to any individual under the plan in any calendar year from 350,000 to 500,000 shares; and

•	the ratification of the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2011.

With respect to any other business that may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present for purposes of determining the presence of a quorum.

In voting for the election of directors, each share has one vote for each position to be filled, and there is no cumulative voting.  Directors shall be elected by a plurality of the votes cast. Abstentions, withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

All other proposals require the favorable vote of a majority of the votes present and entitled to vote on the particular proposal.  Abstentions will have the same effect as votes against such proposals.  Broker non-votes will not be counted as votes for or against such proposals and will not be included in counting the number of votes necessary for approval of any such proposal.

Voting Electronically Over the Internet or By Telephone

Stockholders whose shares are registered in their own names may vote by mail or electronically over the Internet or by telephone. Instructions for voting over the Internet or by telephone are set forth in the enclosed proxy card. The Internet and telephone voting facilities will close at 3:00 a.m. (Eastern Time) on March 24, 2011, the Annual Meeting day. If your shares are held in street name, the voting instruction form should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions online program. This program allows eligible stockholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary prior to the time of the Annual Meeting.  We request that all such written notices of revocation to the Company be addressed to Christine Hergenrother, c/o Tegal Corporation, at the address of our principal executive offices located at 140 Second Street, Suite 318, Petaluma, California 94952

GENERAL INFORMATION

Tegal Corporation, a Delaware corporation, is dedicated to the development and application of both proven and emerging technologies in the field of green energy.  Through sequel Power LLC, a newly-formed entity in which Tegal has a controlling voting interest, Tegal is now engaged in the promotion of solar power plant development projects worldwide, the development of self-sustaining businesses from such projects, including supporting, developing, building and operating solar photovoltaic fabrication facilities and solar farms and other non-PV based renewable energy projects.  The company has more than 35 years of semiconductor capital equipment expertise and innovation in specialized technologies. Our principal executive offices are located at 2201 South McDowell Boulevard, Petaluma, California 94954. Our telephone number is (707) 763-5600.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws require that there be a minimum of two and maximum of eight members of the Board of Directors. Our Board of Directors is currently comprised of four members. Directors are elected at each Annual Meeting and hold office until their successors are duly elected and qualified at the next Annual Meeting. Pursuant to a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at six. Accordingly, there are currently two vacancies on our Board of Directors, for which our Nominating/Corporate Governance Committee is working to identify qualified candidates to fill.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the four nominees designated below to serve until the Annual Meeting of Stockholders for the fiscal year ended March 31, 2011 and until their respective successors shall have been duly elected and qualified. Each of Messrs. Bellini, Krauss, Mika, and Muscari is a current director. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.  Because the Board of Directors remains in the process of seeking candidates for the two vacant positions on the Board of Directors, we have fewer nominees named than the number fixed by a resolution adopted by the Board of Directors.  Stockholders may not vote for a greater number of persons than the number of nominees named.

Nominees for Election as Director

Name	Age	Director Since
Gilbert Bellini, Director	54	2011
Jeffrey M. Krauss, Director	53	1992
Thomas R. Mika, President, CEO and Chairman of the Board	59	2002
Carl Muscari, Director	59	2007

Gilbert A. Bellini originally joined the board of directors of Tegal in September 2008 as a representative for Alcatel Micro Machining. He resigned his board membership in December 2010 after the transfer of the Tegal shares from Alcatel Micro Machining  Systems to Alcatel Participations, LLC. and the subsequent sale of Alcatel Vacuum Technologies France to Pfeiffer Vacuum Technology, AG.  Mr. Bellini was reappointed to Tegal’s board of directors as an independent director in January 2011.  Mr. Bellini has held the position of Director of the Global Logistics of Adixen Vacuum Products since December 2010.  During the time period March 2006 to March 2010, he held the position of President of Alcatel Micro Machining Systems.  Mr. Bellini holds a Bachelor of Science degree in Electronics from the University of Grenoble in France, and followed several internal International Business Education Trainings in Alcatel."

The Board of Directors has determined that Mr. Bellini’s substantial work experience in companies in the engineering and equipment industry and his education give him the appropriate set of skills to serve as a member of our Board of Directors.

Jeffrey M. Krauss has served as a director of Tegal since June 1992. Since April 2000, Mr. Krauss has been a Managing Member of Psilos Group Managers, LLC, a New York based venture capital firm, and a Managing Member of the general partner of Psilos Group Partners I, LP, Psilos Group Partners II, LP, Psilos Group Partners II-S, LP and Psilos III, each a venture capital partnership. From 1990 until April 2000, Mr. Krauss was a general partner of the general partner of Nazem & Company III, L.P. and Nazem & Company IV, L.P., both venture capital funds. He was also a general partner of the general partner of The Transatlantic Fund, a joint venture capital fund between Nazem & Company and Banque Nationale de Paris of France. Prior to joining Nazem & Company, Mr. Krauss was a corporate attorney with the law firm of Simpson Thacher & Bartlett, where he specialized in leveraged buyout transactions. He currently serves as a director of several private companies.

Due to Mr. Krauss’ long history with the Company and his extensive experience as an investor in various companies, the Board of Directors believes that Mr. Krauss has skills enabling him to contribute meaningfully to our Board of Directors and Tegal.

Thomas R. Mika was appointed our President and Chief Executive Officer in March 2005 and appointed Chairman of the Board in October 2006. Mr. Mika has more than 25 years of senior management, finance and consulting experience. Serving on our Board of Directors for ten years from 1992 to 2002, which included periods of service as the Chairman of the Compensation Committee and a member of the Audit Committee, until he was appointed as Executive Vice President and Chief Financial Officer in August 2002, Mr. Mika played a key role in company management, including managing the activities leading to our initial public offering in 1995. Prior to becoming our Executive Vice President and Chief Financial Officer, Mr. Mika founded IMTEC, a boutique investment firm active in the management of several companies. In addition to completing multiple private equity financings, joint ventures, acquisitions and license agreements on behalf of his clients, he held senior positions with Soupmasters International, Inc., where he served as President & CEO, and Disc International, Ltd., a software firm, where he served as Chief Executive. Mr. Mika was also a director of Metrologix, a semiconductor metrology company, from the time of its initial start-up until its sale to KLA-Tencor Corp. Prior to forming IMTEC, Mr. Mika was a managing consultant with Cresap, McCormick & Paget and a policy analyst for the National Science Foundation. He holds a Bachelor of Science degree in microbiology from the University of Illinois at Urbana-Champaign and a Master of Business Administration degree from the Harvard Graduate School of Business.

The Board of Directors has concluded that Mr. Mika should serve on Tegal’s Board of Directors based on his deep knowledge of Tegal gained from his positions as President and Chief Executive Officer, as well as his substantial senior management, finance and consulting experience.

Carl Muscari has served as a director of Tegal since November 2007. Mr. Muscari is currently the Chief Executive Officer of MSRC Co., a leading independent distributor of computer and electronics components based in Brentwood, New Hampshire.  During his four-year tenure at MSRC, Mr. Muscari has been credited with the turn-around and modernization of this privately held company.  From 1999 until 2003, Mr. Muscari served as Chairman and CEO of Video Network Communications, Inc., based in Portsmouth, New Hampshire.  Prior to VNCI, Mr. Muscari was President of Acuity Imaging, Inc., a machine vision company, and President & CEO of Exos, Inc. a private company with force-feedback controls technology incorporated into home video, arcades and PCs, which was sold to Microsoft in 1996.  He was Executive Vice President and Chief Operating Officer of Madison Cable Corp., a high volume manufacturer of electronic cable for the computer industry, and the Vice President and General Manager of the Seals Division of Ferrofluidics Corp., a major supplier to the semiconductor, disk drive and aerospace industries.  Mr. Muscari began his career at Westinghouse Corporation, where he was a thermal-hydraulic engineer and a production manager for Sun Chemical Corporation. Mr. Muscari holds a BS Mechanical Engineering degree from Cornell University, an MS Engineering degree from the Massachusetts Institute of Technology and an MBA from the Harvard University Graduate School of Business.

Based on Mr. Muscari’s substantial executive experience and education, the Board of Directors believes Mr. Muscari has the appropriate set of skills to serve as a member of Tegal’s Board of Directors.

All directors hold office until our next annual meeting of the stockholders and until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

Board of Directors and Committees of the Board

In fiscal 2010, the Board of Directors held five meetings. All directors attended at least 75% of the total number of board meetings and meetings of board committees on which the directors served during the time they served on the board or committees.

The Board of Directors has determined each of the following current directors is an “independent director” as such term is defined in Marketplace Rule 5605(a)(2) of the Nasdaq Stock Market: Gilbert Bellini, Jeffrey M. Krauss and Carl Muscari.

The Board of Directors has established a standing Audit Committee, a standing Compensation Committee and a standing Nominating/Corporate Goverance Committee. Each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, each member of our Audit Committee meets the additional independence and financial requirements standards required by the Nasdaq Stock Market and the Securities and Exchange Commission, or SEC. The Board of Directors has further determined that Jeffrey M. Krauss, Chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above.

Audit Committee

The Audit Committee consists of Messrs. Krauss (Chairman), Bellini and Muscari.  Mr. Ferdinand Seemann, a former director of the Company, served on the Audit Committee for fiscal 2010 until his resignation on September 9, 2010.  The Audit Committee reviews the adequacy of internal controls and the results and scope of the audit and other services provided by the Company’s independent auditors. The Audit Committee meets periodically with management and the independent auditors. The Audit Committee held four meetings in fiscal 2010. The Board of Directors adopted an Audit Committee Charter, a copy of which is posted on our website at www.tegal.com.

Compensation Committee

The Compensation Committee consists of Messrs. Muscari (Chairman), Bellini and Krauss.  Mr. Seemann served on the Compensation Committee for fiscal 2010 until his resignation on September 9, 2010.  The Compensation Committee held no meetings in fiscal 2010. The functions of the Compensation Committee include establishing salaries, incentives and other forms of compensation for our officers and other employees and administering our incentive compensation and benefit plans. The Board of Directors has adopted a compensation committee charter, a copy of which is posted on our website at www.tegal.com.

Compensation Committee Interlocks and Insider Participation

There are and were no interlocking relationships between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is comprised of Messrs. Krauss, Bellini and Muscari.  Mr. Seemann served on the Nominating/Corporate Governance Committee for fiscal 2010 until his resignation on September 9, 2010. The Nominating/Corporate Governance Committee held one meeting in fiscal 2010.  The functions of the Nominating/Corporate Governance Committee are to identify qualified candidates for election to the Board of Directors and establish procedures for the director candidate nomination and evaluation. The Nominating/Corporate Governance Committee is also responsible for developing and recommending to our Board of Directors corporate governance guidelines, as well as overseeing the evaluation of our Board of Directors.  The Board of Directors has adopted a Nominating/Corporate Governance Committee charter, a copy of which is posted on our website at www.tegal.com.

The Nominating/Corporate Governance Committee considers candidates for director nominees proposed by directors, the Chief Executive Officer and stockholders. The Nominating/Corporate Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees. No recruiting professionals were retained for this purpose during fiscal 2010.

The Nominating/Corporate Governance Committee strives for a mix of skills and various perspectives and experience that are essential for the Board of Directors. The Nominating/Corporate Governance Committee also considers whether director nominees assist in achieving board composition that represents a diversity of background and experience, which is not only limited to race, gender or national origin.  However, there is no formal policy regarding director diversity. In selecting the nominees, the Nominating/Corporate Governance Committee assesses the independence, business judgment, management, accounting and finance, industry and technology knowledge, understanding of manufacturing, leadership, strategic vision, knowledge of international markets and marketing.  Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors.

Stockholders may recommend potential candidates for director.  Recommended candidates are screened according to the criteria outlined above and some recommended candidates may be interviewed by the Nominating/Corporate Governance Committee.  The same identifying and evaluating procedures apply to all candidates for direct nomination, including candidates nominated by stockholders.

No candidates were recommended by stockholders during fiscal 2010.

If you would like the Nominating/Corporate Governance Committee to consider a prospective candidate, in accordance with our bylaws, please submit the following information to Christine Hergenrother, Secretary, Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954, not less than 60 nor more than 90 days before the anniversary date of the immediately preceding Annual Meeting. For our 2011 Annual Meeting, the notice must be delivered between December 25, 2011, and January 25, 2012. However, if our 2011 Annual Meeting is not held within 30 days of March 24, 2011, the notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the first public announcement of the date of the 2011 Annual Meeting was made or the day the notice of the 2011 Annual Meeting is mailed. The stockholder’s notice must include the following information for the person proposed to be nominated:

•	his or her name, age, nationality, business and residence addresses;

•	his or her principal occupation and employment;

•	the class and number of shares of stock of Tegal owned beneficially or of record by him or her;

•	any other information required by the SEC to be disclosed in a proxy statement; and

•
a statement whether he or she, if elected, intends to tender, promptly following his or her election or re-election, an irrevocable resignation that will become effective upon the occurrence of both (i) the failure to receive the required vote for re-election at the next meeting and (ii) acceptance of the resignation by the applicable committee of the Board.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	The stockholder’s names and address;

•
a description of any arrangements or understandings between the stockholder giving notice and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•
a representation as to whether the stockholder is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Tegal’s outstanding capital stock required to elect the nominee and/or solicit proxies in support of the nomination; and

•	any other information that would be required by the SEC to be included in a proxy statement.

The notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The chair of the Annual Meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our bylaws, the Nominating/Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other Board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. These criteria are described above in the description of the Nominating /Corporate Governance Committee. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating/Corporate Governance Committee in connection with its evaluation.

Stockholders may also communicate directly to members of the Board of Directors or to the chairmen of the standing committees. Communications received in writing will be forwarded to the appropriate member if sent to the following addresses:

•	Chairman of the Board, c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954;

•	Chairman of the Nominating/Corporate Committee of the Board, c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954;

•	Chairman of the Audit Committee of the Board, c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954; or

•	Chairman of the Compensation Committee of the Board, c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954.

Board Leadership

Mr. Mika serves as both our Chief Executive Officer and as our Chairman of the Board of Directors.  There is no Company policy on whether these roles should be separate or combined.  Rather, the decision is based on the best interests of the Company and its stockholders under the circumstances existing at the time. The Board of Directors believes that Mr. Mika is currently best qualified to develop agendas that ensure that the Board of Directors' time and attention are focused on the matters most critical to the Company. The Board of Directors also believes that the composition of the Board, its extensive familiarity with management and the Company, the performance of the Company with respect to governance issues and the existence of three independent directors adequately ensures the independence of the Board of Directors, the satisfactory adherence to applicable governance principles and effective and consistent overnight of management and the Company.

The Company also designates a Lead Independent Director for the purpose, among others, to advise and approve the agenda, schedules for the Board of Directors’ and Board Committee meetings and informational needs, as well as acting as a liason between non-employee directors and the Chairman and Chief Executive Officer.  In addition, at executive sessions during the meetings of the Board of Director, the independent directors speak candidly on any matter of interest, without Mr. Mika or other executives present. We believe this structure, along with existence of three fully independent Board committees, also provides consistent, independent and effective oversight of our management and the Company.  The Board of Directors has adopted a Lead Independent Director charter, a copy of which is posted on our website at www.tegal.com.

Board of Directors’ Role in Risk Oversight

The Board of Directors is responsible for the oversight of the major risks facing the Company, its overall risk management process and management's proposals for their mitigation, all with an additional focus and support of the achievement of organizational objectives, including strategic objectives, the improvement of long-term organizational performance and the enhancement of stockholder value.  Management is responsible for establishing the Company’s business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board of Directors reviews the Company’s high-level business strategy and its management’s assessment of the related risk, and discusses with its management the appropriate level of risk for the Company.  In addition, the Board of Directors has delegated oversight of certain categories of risk to the Audit, Compensation and Nominating/Corporate Governance Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures, including internal controls and the quality and integrity of financial reports, and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company's compensation plans and programs. The Nominating/Corporate Governance Committee manages risks associated with director governance, director independence and business conduct and ethics.  Each of the committees report to the Board of Directors regularly on matters relating to the specific areas of risk such committees oversee.

Director Attendance at Annual Meetings

The Board of Directors encourages, but does not require, director attendance at the Annual Meeting of Stockholders. Messrs. Bellini, Krauss and Muscari attended the annual meeting held on March 25, 2010  via teleconference.

Required Vote

Proxies voting for the election of the Company’s directors cannot be voted for a greater number of persons than the number of nominees named. The four nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and entitled to vote shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. As a result, abstentions and broker non-votes will have the same effect as “against” votes.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE 2007 EQUITY INCENTIVE AWARD PLAN

General

On February 14, 2011, our Board of Directors, subject to stockholder approval, unanimously adopted an amendment to the 2007 Incentive Award Plan of Tegal Corporation (as amended, the “2007 Plan”) to increase the number of shares available for issuance under the 2007 Plan from 1,300,000 to 2,300,000 shares and to increase the maximum number of shares that may be subject to awards granted to any individual under the 2007 Plan in any calendar year from 350,000 to 500,000 shares.

The Board believes that the 2007 Plan will promote the success and enhance the value of the Company by linking the personal interest of participants to those of Company stockholders and by providing participants with an incentive for outstanding performance.

The 2007 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards to eligible individuals. A summary of the principal provisions of the 2007 Plan is set forth below. The summary is qualified by reference to the full text of the 2007 Plan, which is attached as Appendix A to this Proxy Statement.

Administration

The 2007 Plan is administered by the Board. The Board may delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend awards to participants other than senior executives of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or employees who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

The Board will have the exclusive authority to administer the 2007 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the 2007 Plan include all members of the Board, approximately ~~12~~3 employees, and approximately 3 consultants of the Company and its subsidiaries, as determined by the Board.

Limitation on Awards and Shares Available

Currently, the aggregate number of shares available for issuance under the 2007 Plan is the number of reserved but unissued shares of Common Stock under our Eighth Amended and Restated 1998 Equity Participation Plan and our Fifth Amended and Restated Stock Option Plan for Outside Directors  (together, the "Prior Plans").  As of February 4, 2011 an aggregate of 328,566 shares of Common Stock remained available for grant pursuant to the 2007 Plan.  Giving effect to the proposed amendment to the 2007 Plan, the aggregate number of shares available for issuance under the 2007 Plan will be increased to 1,000,000 shares plus the number of reserved but unissued shares under the Prior Plans.   The payment of dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2007 Plan. The shares of Common Stock covered by the 2007 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the 2007 Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation may be used for grants under the 2007 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2007 Plan.

The maximum number of shares of Stock that may be subject to one or more awards granted to any one participant pursuant to the 2007 Plan during any calendar year is currently 350,000, and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award is $500,000. As of February 4, 2011, the record date, the closing price of the Common Stock on the Nasdaq Capital Market was $0.89 per share. From April 1, 2009 through March 31, 2010, no shares of Common Stock have been acquired by our employees pursuant to exercises of outstanding stock options.

Awards

The 2007 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2007 Plan. See the Summary Compensation Table and Grants of Plan-Based Awards Table, below, for information on prior awards to named executive officers.

Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2007 Plan. The option exercise price of all stock options granted pursuant to the 2007 Plan will not be less than 100% of the fair market value of the Common Stock on the date of grant. Stock options may be exercised as determined by the Board, but in no event after the tenth anniversary date of grant, provided that a vested nonqualified stock option may be exercised up to 12 months after the optionee’s death. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides. No stock option may be exercised in whole or in part following an employee’s termination of employment by the Company for “cause,” as defined in the 2007 Plan.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent, by delivering a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, or by tendering previously acquired shares of Common Stock with a fair market value at the time of exercise equal to the exercise price (provided such shares have been held for such period of time as may be required by the Board in order to avoid adverse accounting consequences and have a fair market value on the date of delivery equal to the aggregate exercise price of the option or exercised portion thereof) or other property acceptable to the Board (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale). However, no participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act.

Restricted stock may be granted pursuant to the 2007 Plan. A restricted stock award is the grant of shares of Stock at a price determined by the Board (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Board.

A stock appreciation right (a “SAR”) is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over the fair market value of a share of Common Stock on the date of grant of the SAR.

The other types of awards that may be granted under the 2007 Plan include performance shares, performance stock units, dividend equivalents, deferred stock, restricted stock units, and other stock-based awards.

The Board may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Board for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net income, pre-tax income, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), earnings per share, return on equity, return on invested capital or assets, cost reductions or savings, funds from operations, appreciation in the Fair Market Value of Stock and earnings before any one or more of the following items: interest, taxes, depreciation or amortization. The Board shall define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the Board shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Board may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Amendment and Termination

The Board may terminate, amend, or modify the 2007 Plan at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2007 Plan, to permit the Board to grant options with a price below fair market value on the date of grant, or to extend the exercise period for an option beyond ten years from the date of grant. In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the 2007 Plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2007 Plan on or after the tenth anniversary of the date the stockholders approved the 2007 Plan.

New Plan Benefits

The grant of awards under the 2007 Plan is within the discretion of the Compensation Committee. Therefore, the number of shares of Common Stock or dollar value thereof that will be received by or allocated to any stockholder in the future that participates in the 2007 Plan is not determinable.  Because the Company did not grant any plan-based awards in Fiscal 2010, no benefits or amounts were received by or allocated to any stockholder that participated in the 2007 Plan in Fiscal 2010.

Federal Income Tax Consequences

With respect to nonqualified stock options, the Company is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Common Stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one which does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the 2007 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Code Section 162(m) with respect to covered employees.

Vote Required

Adoption of the amendment to the 2007 Plan requires approval by holders of a majority of the outstanding shares of Company Common Stock who are present, or represented, and entitled to vote thereon, at the Annual Meeting of Stockholders.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2007 EQUITY INCENTIVE AWARD PLAN.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Board of Directors appointed the firm of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2011. We expect representatives of Burr, Pilger & Mayer LLP to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

Audit Fees

The aggregate fees billed for professional services rendered by Burr, Pilger & Mayer LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2010, the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ending March 31, 2010, and services that are normally provided by the Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $327,000.

The aggregate fees billed for professional services rendered by Burr, Pilger & Mayer LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2009, the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ending March 31, 2008, and services that are normally provided by the Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $388,000.

Audit-Related Fees

The aggregate fees billed by Moss Adams LLP for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were $0 for the fiscal year ended March 31, 2010. and $4,000 for the fiscal year ended March 31, 2009.  The services for the fees disclosed under this category were for work done in relation to the review of prior year numbers in our form 10-K, Form S-8, and Form S-3.

The aggregate fees billed by Dal Pogetto & Co, LLP for assurance and related services that were reasonably related to the performance of the audit or review of our 401(k) plan and are not reported above under “Audit Fees” were $0 for the fiscal year ended March 31, 2010 and $11,300 for the fiscal year ended March 31, 2009.

The aggregate fees billed by Burr, Pilger & Mayer LLP for assurance and related services that were reasonably related to the performance of the audit or review of our 401(k) plan and are not reported above under “Audit Fees” were $12,000 for fiscal year ended March 31, 2010.

Tax Fees

The aggregate fees billed by Burr, Pilger & Mayer, LLP for professional services rendered for tax compliance, tax advice, and tax planning were approximately $45,000 for the fiscal year ended March 31, 2010 and approximately $55,000 during the fiscal year ended March 31, 2009.

The aggregate fees billed by David L Wittrock CPA for professional services rendered for tax compliance, tax advice, and tax planning were approximately $25,000 for fiscal year ended March 31, 2009.

The aggregate fees billed by Dal Pogetto for professional services rendered for tax compliance were approximately $7,500 for the fiscal year ended March 31, 2010.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent auditors. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $50,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The general pre-approval fee levels for all services to be provided by the independent auditors are reviewed annually by the Audit Committee. The annual tax return services provided by Burr, Pilger & Mayer were 16% of the total audit fees for the fiscal year ended March 31, 2010 and 22% of the total audit fees for the fiscal year ended March 31, 2009.  100% of the “audit related fees” were approved by the Audit Committee.

Required Vote

Ratification of the appointment of Burr, Pilger & Mayer as our Independent Registered Public Accounting Firm is not required by our bylaws or other applicable legal requirements. However, our board is submitting the selection of Burr, Pilger & Mayer to our stockholders for ratification as a matter of good corporate practice. Ratification requires the approval by holders of a majority of the outstanding shares of company common stock who are present or represented by proxy at the meeting. Broker non-votes will not be counted as votes for or against this proposal and will not be included in counting the number of votes necessary for approval.  If our stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Audit Committee Report shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

The Audit Committee of our Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors, a copy of which has been filed with the SEC.

The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The Independent Registered Public Accounting Firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed our audited financial statements as of and for the year ended March 31, 2010 with management and the Independent Registered Public Accounting Firm. The Audit Committee has discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the Independent Registered Public Accounting Firm their independence from us. The Audit Committee has also considered whether the Independent Registered Public Accounting Firm’s provision of information technology services and other non-audit services to us is compatible with maintaining the Independent Registered Public Accounting Firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2010, for filing with the Securities and Exchange Commission.

Submitted on June 14, 2010, by the members of the Audit Committee of the Board of Directors.

Jeffrey M. Krauss
Carl Muscari
Ferdinand Seemann

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of February 4, 2011:

Name	Age	Position
Thomas R. Mika	59	President and Chief Executive Officer
Christine T. Hergenrother	45	Vice President, Chief Financial Officer and Treasurer
Paul Werbaneth	53	Vice President, Marketing and Applications

Thomas R. Mika’s biography is included above under “Proposal No. 1 – Election of Directors.”

Christine Hergenrother was appointed our Vice President, Chief Financial Officer, Secretary and Treasurer in March 2005. Prior to that, Ms. Hergenrother served as our Director of Corporate Development since June 2004, with principal responsibility for Sarbanes-Oxley and general SEC compliance matters. Between September 2002 and March 2004, Ms. Hergenrother was the Corporate Controller of Amarin Pharmaceuticals, Inc. From February 1997 until September 2002, Ms. Hergenrother held various positions within the finance department of Tegal. Prior to Tegal, she was a senior accountant at Mindscape Inc. and a staff auditor at the firm of Pisenti & Brinker, LLP. Ms. Hergenrother holds a Bachelor of Science degree in Business Management from Illinois State University. Ms. Hergenrother is a member of the American Institute of Certified Public Accountants and the California Society of CPA’s.

Paul Werbaneth was appointed our Vice President of Marketing and Applications in October 2008.  Mr. Werbaneth first joined Tegal in 1983 as a process support engineer.  He held various engineering and marketing positions from 1983 - 2004 when he transferred to Tegal Japan as the Managing Director.  Following his assignment in Japan, he held senior management positions in the Marketing department from 2004 through October 2008 for Tegal USA.  He holds a Bachelor of Science degree in Chemical Engineering from Cornell University, and has worked for more than 25 years in semiconductor process engineering, technical marketing, and business management positions at Intel, Hitachi America Ltd., and Tegal.  Mr. Werbaneth is a member of the Steering Committee of the Advanced Semiconductor Manufacturing Conference (ASMC 2004 Conference Co-Chair), serves on the Technical Program Committee for CS MANTECH, and is an active member of the MEMS Industry Group.  Mr. Werbaneth is also the author or co-author of more than 45 papers and articles on the topics of semiconductor processing, plasma etch processes, and the semiconductor capital equipment business. Mr. Werbaneth terminated his employment with the Company on February 11, 2011.

Compensation Discussion and Analysis

Overview of Compensation Programs and Philosophy

Our philosophy is to provide a total compensation package that is competitive with the prevailing practices for our industry and geographic location. We believe that there should be a strong link between pay and performance, both at the company level and the individual level. Although we believe that exceptional individual performance should be rewarded, we believe that such rewards should not be made unless there has been strong company performance as well.

Components of Tegal’s Compensation Program

There are four major elements that comprise Tegal’s executive officer compensation program: (i) base salary; (ii) annual cash bonus, (iii) long-term incentives, such as stock options and restricted stock unit awards; and (iv) retirement benefits provided under a 401(k) plan and health benefits. Tegal has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting and retaining employees, adequately compensating them on a day-to-day basis for the time spent and the services they perform and rewarding them for achievement of specified levels of financial and individual performance. Our equity awards are intended to provide an incentive and reward for the achievement of long-term business objectives, including achievement of our financial goals and growth of our company. Tegal believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation programs.

Tegal’s compensation program is intended to assure that our compensation and benefits policies attract, motivate and retain the key employees necessary to support our growth and success, both operationally and strategically. We intend to design and implement compensation and benefit programs for our officers and other executives in order to meet these guiding principles. To meet these objectives, Tegal has adopted the following overriding policies:

•	Use total cash compensation (salary plus annual cash bonus) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions; and

•	Reward performance by:

•	Providing short-term bonus compensation by establishing a bonus plan to reward corporate and individual achievement; and

•
Providing long-term incentives in the form of stock options and restricted stock unit awards in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

The above policies were established by the Compensation Committee (the “Committee”) of the Board of Directors in setting executive officer compensation, including the assessment of the appropriate allocation among salaries and short- and long-term incentives. Other considerations include Tegal’s business objectives, competitive practices and trends and regulatory requirements.

Oversight of Executive Compensation

Tegal’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq Stock Market, Securities and Exchange Commission and Internal Revenue Code rules.

The Committee meets regularly with Tegal’s President and Chief Executive Officer, Mr. Mika, to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. Mr. Mika makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound to and does not always accept, Mr. Mika’s recommendations with respect to executive compensation. The Committee considers proposals made by Mr. Mika, and executive compensation levels established for fiscal 2010 were generally based upon recommendations made by Mr. Mika.

Mr. Mika attends some of the Committee’s meetings, but the Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Mika’s compensation package with him, but makes decisions with respect to Mr. Mika’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers. All grants of stock options to newly-hired employees and to existing employees are made by the Committee or the Board of Directors at regularly scheduled quarterly meetings. The Committee also has authorized Mr. Mika to make salary adjustments and bonus decisions for all employees other than executive officers.

The Committee reviews the compensation program on an as-needed basis. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Several specific goals are considered by the Committee in determining how the elements of executive compensation should be constructed to further the Company’s interests.  The Committee believes that a balance between the elements of base salary, cash bonuses and long-term incentives is key to properly aligning management’s interests with those of the stockholders.  In determining the particular elements of compensation that will be used to implement Tegal’s overall compensation policies, the Committee reviews our strategic and operational goals, including progress toward defining and implementing such goals, our overall financial performance, compared to both our historic results and planned results, and the continued improvement in and stability of the overall enterprise.

Reliance on Compensation Consultants

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. In fiscal 2010, the Committee did not retain a compensation consultant.

Base Salary

The base salary for each named executive officer is generally established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information.  Each year, the Compensation Committee determines whether to approve merit increases to our named executive officers’ base salaries based upon their individual performance and the recommendations of Mr. Mika.  As a result of such a review, salaries for our named executive officers during fiscal 2010 were decreased 5% from fiscal 2009 for a period of one year.

Bonus Plan

In order to motivate executives and managers in the attainment of our annual goals and to enhance our ability to attract and retain key managerial employees through a competitive compensation package, in past years we have adopted an annual discretionary performance bonus plan for certain executives and managers. Under this plan, each named executive officer or manager typically has an annual bonus incentive target expressed as a percentage of that executive’s or manager’s base salary. For fiscal 2010, no bonuses were paid. In fiscal 2011, the Committee will consider bonuses for management related to the achievement of specific strategic and operational goals, including the sale of the Company or its assets, the implementation of a plan of downsizing and reorganization, the achievement of cash break-even or better operating results, the avoidance of delisting, the avoidance of bankruptcy, the achievement of certain strategic partnerships, the improvement in the Company’s stock price and the transition of the Company to a new business model that has the potential to reverse the Company’s recent historic losses and to achieve long-term gains in the Company’s stock price.

Long-Term Incentive Compensation

Tegal provides long-term incentive compensation through awards of stock options and restricted stock units that generally vest over multiple years. Tegal’s equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with Tegal in a very competitive labor market.

Equity-based incentives are granted to our officers under Tegal’s stockholder-approved equity incentive plan. The Committee has in the past several years only granted equity awards to executive officers at its scheduled meetings. Grants approved during scheduled meetings become effective and are priced as of the date of approval, or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date), provided that if a public announcement of material information other than quarterly earnings is anticipated, the grant date may be deferred at the discretion of the Board of Directors or Committee until after release of such information. All grants of stock options or other equity awards to newly-hired employees are made by the Committee or the Board of Directors at regularly scheduled quarterly meetings. The exercise price of all options is at the closing price of our common stock on the grant date, as reported by the Nasdaq Stock Market.

The Committee believes that stock options and restricted stock unit awards can be effective tools for meeting Tegal’s compensation goal of increasing long-term stockholder value by tying the value of the stock options and restricted stock awards to Tegal’s performance in the future. The number of options and restricted stock units the Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including the Committee’s goal of increasing the proportion of long-term incentive compensation awarded to executive officers.  No stock options or restricted stock units were awarded in fiscal 2010 to the named executive officers.

In fiscal 2011, the Committee will consider stock options and restricted stock unit awards for management related to the achievement of specific strategic and operational goals, including the sale of the Company or its assets, the implementation of a plan of downsizing and reorganization, the achievement of cash break-even or better operating results, the avoidance of delisting, the avoidance of bankruptcy, the achievement of certain strategic partnerships, the improvement in the Company’s stock price and the transition of the Company to a new business model that has the potential to reverse the Company’s recent historic losses and to achieve long-term gains in the Company’s stock price.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in the Tegal Corporation Employee Savings and Retirement Plan (the “401(k) Plan”). Under the 401(k) Plan, all Tegal employees are eligible to participate and to receive matching contributions from Tegal that are subject to vesting over time.

Tegal also offers a number of other benefits to the named executive officers pursuant to benefit programs that it maintains for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, educational assistance, employee assistance and certain other benefits.

In addition, in fiscal year 2010 Tegal provided an automobile allowance of $9,000 per year to Scott Brown, Tegal’s Former Vice President, Sales North America.

Accounting and Tax Considerations

In designing its compensation programs, Tegal takes into consideration the accounting and tax effect that each element will or may have on Tegal and the executive officers and other employees as a group. Tegal recognizes a charge to earnings for accounting purposes when either stock options or restricted stock unit awards are granted. In addition, since restricted stock unit awards provide immediate value to employees once vested, while the value of stock options is dependent on future increases in the value of Tegal stock, Tegal may be able to realize the same retention value from a smaller number of shares of restricted stock units as compared to stock options.

In addition, Tegal has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code.

In determining which elements of compensation are to be paid, and how they are weighted, Tegal also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), Tegal generally receives a federal income tax deduction for compensation paid to certain executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Committee currently intends to continue seeking a tax deduction for all of Tegal’s executive compensation, to the extent we determine it is in the best interests of Tegal. All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tegal specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

 We, the Compensation Committee of the Board of Directors of Tegal Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Tegal’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Submitted on July 13, 2010 by the members of the Compensation Committee of the Board of Directors.

THE COMPENSATION COMMITTEE

Carl Muscari, Chair
Jeffrey M. Krauss Ferdinand Seemann

EXECUTIVE COMPENSATION

The following table shows, for the fiscal year ended March 31, 2010, the cash compensation paid by us and our subsidiaries as well as certain other compensation paid or accrued for those years for services in all capacities to the persons serving as the Chief Executive Officer during fiscal 2010 and the other two most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 2010, which executives are referred to as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (3)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Thomas Mika	2010	271,393	—	—	1,081	272,474
Chairman, President & CEO	2009	285,208	—	320,222	1,191	606,621
Christine Hergenrother	2010	162,947	—	—	401	163,348
Vice President, CFO	2009	175,150	—	59,196	402	234,748
Scott Brown	2010	202,518	—	—	51,034	253,552
Vice President, Sales N. America	2009	230,416	—	14,658	9,707	254,781

(1)
The amounts included in the “Option Awards” column represent the aggregate grant date fair value of equity awards granted  by the Company in the relevant fiscal year and previous fiscal years determined in accordance with Topic 718, without regard to estimates for forfeitures. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2010.

(2)
All other compensation in fiscal 2010 includes for all individuals the value of the Company’s match under the 401(k) Plan. In addition, for Mr. Brown, the amount reflects $9,000 each for an annual automobile allowance.

(3)	This amount includes commissions paid to Mr. Brown in the amount of $39,807 in fiscal 2010 and $64,521 in fiscal 2009. Mr. Brown resigned from Tegal on March 31, 2010.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

There were no grants of plan-based awards in Fiscal 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding stock options held by the named executive officers at March 31, 2010:

	Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)
Thomas Mika	15,318	1,021	4.60	11/15/2016
	69,100	34,550	4.20	12/18/2017
	54,616	163,847	2.34	11/5/2018

Christine Hergenrother	16,587	1,106	4.60	11/15/2016
	12,773	6,387	4.20	12/18/2017
	10,096	30,289	2.34	11/5/2018

Scott Brown	25,000	—	7.08	2/28/2016
	6,250	1,250	4.60	11/15/2016
	6,774	5,270	4.20	12/18/2017
	2,500	7,500	2.34	11/5/2018

(1)
Options vest at a rate of 25% of the shares on the first anniversary of the date the option is granted, 25% of the shares on the second anniversary of the date the option is granted, and 2.083% of the shares on the last day of each month commencing with the 25th month, with full vesting on the last day of the 48th month following the date the option is granted.

(2)	The expiration date of each option occurs ten years after the date of grant of each option.

Employment and Change in Control Agreements

Tegal provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated.  Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary (and, with respect to Mr. Mika and Ms. Hergenrother, bonus) with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. Tegal also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of Tegal to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing severance and change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

Tegal extends severance benefits because they are essential to help Tegal fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Tegal. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Committee’s determinations concerning other direct compensation or benefit levels. The Committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Tegal.

Employment Agreements with Thomas R. Mika and Christine T. Hergenrother. Tegal has entered into an at-will employment agreement with each of Mr. Mika and Ms. Hergenrother. The employment agreements had an initial term of two years and are subject to annual automatic one year extensions unless either party provides prior notice of its intention not to renew. Under his agreement, Mr. Mika’s annual base salary is initially set at $284,000 per year subject to review and potential increase in accordance with Company policy. Under her agreement, Ms. Hergenrother’s annual base salary is initially set at $175,000 per year subject to review and potential increase in accordance with Company policy.  The employment agreement also provides for an annual target bonus equal to a specified percentage of annual base salary (50% for Mr. Mika and 30% for Ms. Hergenrother) payable upon achievement of targets and other objectives set by the Board and for annual long-term incentive awards with a fair market value on the date of grant equal to a specified percentage of annual base salary (100% for Mr. Mika and 30% for Ms. Hergenrother).

The employment agreement with Mr. Mika provides that in the event that Mr. Mika’s employment is terminated by us other than for “cause”, if he resigns for “good reason,” dies or becomes disabled, or if we give notice of nonrenewal of the term, he will receive continued payments of base salary for a period of twenty-four months following the date of termination, plus an amount equal to two times the average annual incentive bonus paid to Mr. Mika for the three most recently completed fiscal years in which a cash bonus program covering Mr. Mika was in effect or a cash bonus was actually paid, payable in equal installments over a period of twenty-four months following the date of termination. In the event that within twelve months following a “change of control,” he is terminated by us other than for “cause” or if he resigns for “good reason”, the severance benefits will be payable in a lump sum and any long-term incentive awards outstanding shall become fully vested, and if applicable, exercisable.

The employment agreement with Ms. Hergenrother provides that in the event that her employment is terminated by us other than for “cause”, if she resigns for “good reason,” dies or becomes disabled, or if we give notice of nonrenewal of the term, she will receive continued payments of base salary for a period of twelve months following the date of termination, plus an amount equal to the average annual incentive bonus paid to Ms. Hergenrother for the three most recently completed fiscal years in which a cash bonus program covering Ms. Hergenrother was in effect or a cash bonus was actually paid, payable in equal installments over a period of twelve months following the date of termination. In the event that within twelve months following a “change of control,” she is terminated by us other than for “cause” or if he resigns for “good reason”, the severance benefits will be payable in a lump sum and any long-term incentive awards outstanding shall become fully vested, and if applicable, exercisable.

For purposes of the employment agreements, “cause” generally means an executive’s willful engagement in an act or omission which is in bad faith and to the detriment of Tegal, his or her engagement in misconduct, gross negligence, or willful malfeasance, in each case that causes material harm to Tegal, his or her breach of the employment agreement, his or her habitual neglect of or material failure to perform his or her duties (other than any failure resulting solely from physical or mental disability or incapacity) after a written demand for performance is delivered to him or her by Tegal, his or her conviction of a felony or any crime involving moral turpitude, his or her use of drugs or alcohol in a way that either interferes with the performance of his or her duties or compromises the integrity or reputation of Tegal, his or her engagement in any act of dishonestly involving Tegal, his or her disclosure of confidential information of Tegal not required by his job duties, his or her engagement of commercial bribery or the perpetration of fraud.  An executive will have 45 days to cure any event which could lead to termination for cause, if such events are curable.

For purposes of the employment agreements, “good reason” generally means the assignment to an executive of principal duties or responsibilities, or the substantial reduction of his duties and responsibilities, either of which is inconsistent with his or her position, a material reduction in his or her annual base salary, except to the extent the salaries of other executives of Tegal are similarly reduced, a relocation of his or her principal place of business by more than 50 miles from either Petaluma or San Jose, California, or any material breach by Tegal of the employment agreement that is not cured within 45 calendar days following written notice of the breach to Tegal.

For purposes of the employment agreements, “change of control” generally means a sale of substantially all of the assets of Tegal, a merger of Tegal with or into another corporation in which the holders of at least 50% of Tegal’s outstanding voting power hold less than 50% of the outstanding voting power immediately after such merger, or during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new directors whose election by the Board or nomination for election by Tegal’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

Executive Severance Plan.  In addition, the Board has approved a severance program for executive officers which generally provides for severance in an amount equal to six month’s base salary in the event an executive officer’s employment is terminated by Tegal without cause, however, in the event that an executive officer is terminated by Tegal without cause within 12 months following a change of control, the Company will continue to pay such executive officer’s base salary for a period of 12 months.

For purposes of the executive severance program, the terms “cause” and “change of control” generally have the same meanings given to such terms in Mr. Mika’s employment agreement.

POTENTIAL PAYMENTS UPON TERMINATION

The following table summarizes potential change in control and severance payments to each named executive officer. The three right-hand columns describe the payments that would apply in three different potential scenarios — a termination of employment as a result of death, disability or our non-renewal of a written employment agreement; a termination of employment as a result of the named executive officer’s termination of employment by us other than for cause (or, with respect to Mr. Mika and Ms. Hergenrother, his or her resignation for good reason); or a termination of employment as a result of the named executive officer’s termination of employment by us other than for cause (or, with respect to Mr. Mika and Ms. Hergenrother, his or her resignation for good reason), in each case within 12 months following a change in control.  The table assumes that the termination or change in control occurred on March 31, 2010.

	As of March 31, 2010
Name	Death, Termination as a Result of Disability or Non-Renewal of Employment Agreement		Termination without Cause (or, for Mr. Mika and Ms. Hergenrother, Resignation for Good Reason) Prior to a Change in Control or More than 12 Months Following a Change of Control		Termination without Cause (or, for Mr. Mika and Ms. Hergenrother, Resignation for Good Reason) Within 12 Months Following a Change of Control
Tom Mika
Cash Severance	$923,000	(1)	$923,000	(1)	$923,000	(2)
Option Award Acceleration (7)	—		—		—
Total	$923,000		$923,000		$923,000
Christine Hergenrother
Cash Severance	$214,375	(3)	$214,375	(3)	$214,375	(4)
Option Award Acceleration (7)	—		—		—
Total	$214,375		$214,375		$214,375
Scott Brown (8)
Cash Severance	—		$82,500	(5)	$165,000	(6)
Option Award Acceleration (7)	—		—		—
Total	—		$82,500		$165,000

(1)
Amount represents 24 months of base salary plus two times the average annual incentive bonus paid to Mr. Mika for the previous three fiscal years in which a bonus plan was in place, payable in 24 equal monthly installments.

(2)
Amount represents 24 months of base salary plus two times the average annual incentive bonus paid to Mr. Mika for the previous three fiscal years in which a bonus plan was in place, payable in a lump sum.

(3)
Amount represents 12 months of base salary, plus one times the average annual incentive bonus paid to Ms. Hergenrother for the previous three fiscal years in which a bonus plan was in place, payable in 12 equal monthly installments.

(4)
Amount represents 12 months of base salary, plus one times the average annual incentive bonus paid to Ms. Hergenrother for the previous three fiscal years in which a bonus plan was in place, payable in a lump sum.

(5)	Amount represents 6 months of base salary, payable in 6 equal monthly installments.
(6)	Amount represents 12 months of base salary, payable in 12 equal monthly installments.
(7)
Amount represents the fair market value of our common stock on March 31, 2010 less the exercise price of the accelerated stock options, multiplied by the number of shares underlying the options subject to accelerated vesting.

(8)	Mr. Brown resigned from Tegal on March 31, 2010. In connection with his resignation, we paid him cash severance in the amount of $41,250.

Director Compensation for fiscal year ended March 31, 2010

Our outside directors currently receive an annual $15,000 retainer for service on the Board, meeting fees of $1,500 per Board meeting and $1,000 for the first six Audit Committee meetings and $750 for the first six Nominating/Corporate Governance Committee and Compensation Committee meetings not held in conjunction with a full Board meeting. Furthermore, directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Additionally, each committee chair receives an annual chair retainer as follows:  $7,500 for the Audit Committee chair, $5,000 for the Compensation Committee chair and $4,000 for the Nominating Committee chair. In addition, non-employee directors receive 8,333 stock options upon initial election or appointment to the Board and each director automatically receives 4,166 stock options upon election to the Board thereafter.

The following table shows non-employee director compensation during fiscal year 2010.

	For Fiscal Year Ended March 31, 2010
Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Gilbert Bellini	—	9,204	9,204
Jeffrey M. Krauss	36,250	1,476	37,726
Carl Muscari	36,750	1,476	38,226
Ferdinand Seemann (3)	8,375	24,351	32,726

(1)
The amounts included in the “Options” column represent the aggregate grant date fair value of equity awards granted by the Company in fiscal year 2010 and previous fiscal years determined in accordance with Topic 718 without regard to estimates for forfeitures. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2010.

(2)
On March 25, 2010, the Board of Directors issued stock options to purchase 4,166 shares of Tegal common stock to each of Messrs. Bellini, Krauss, Muscari and Seemann, which stock options vest monthly over a one-year period.  In addition, on December 9, 2010, in connection with his appointment to the Board of Directors, Mr. Seemann was issued additional stock options to purchase 8,333 shares of Tegal common stock, which stock options monthly over a one-year period.   The aggregate number of options outstanding at the end of fiscal 2010 for each non-employee director was as follows:  Mr. Bellini, 12,499 shares; Mr. Krauss, 62,166 shares; Mr. Muscari, 16,998 shares; and Mr. Seemann, 12,499 shares.

(3)	Mr. Seemann resigned from the Board of Directors on September 9, 2010.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of March 31, 2010, for all of our equity compensation plans, including our Eighth Amended and Restated 1998 Equity Participation Plan, our 1990 Stock Option Plan, our Equity Incentive Plan, our 2007 Incentive Award Plan, and our Fifth Amended and Restated Stock Option Plan for Outside Directors.

Plan Category	Number of Securities to be Issued upon Exercise of all Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	986,153	$4.56	590,247	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	986,153	$4.56	590,247	(1)

(1)	Excludes 19,527 shares remaining available for future issuance under our Employee Qualified Stock Purchase Plan.

PRINCIPAL STOCKHOLDERS AND
OWNERSHIP OF STOCK BY MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by our directors, the individuals named in the Summary Compensation Table, all directors and executive officers as a group and beneficial owners of more than 5% of our common stock as of February 4, 2011. For purposes of this proxy, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or dispose of securities, regardless of any economic interest therein. An asterisk denotes beneficial ownership of less than 1%. The address of each director and officer is c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954.

Name of Beneficial Owner (Named Executive Officers and Directors)	Position	Shares Beneficially Owned ( # ) (1)	Percent Of Class (%) (1)
Thomas R. Mika (2)	President & CEO	286,704	3.40
Christine Hergenrother (2)	Vice President & CFO	67,006	*
Paul Werbaneth (2)	Vice President, Marketing	29,897	*
Jeffrey M. Krauss (2)	Director	72,966	*
Gilbert Bellini (2)	Director	14,582	*
Carl Muscari (2)	Director	16,998	*
Directors and Named Executive Officers as a group (6 individuals)		488,153	5.78
Name and Address of Beneficial Owner (5% or Greater Stockholder)
Alcatel-Lucent Participations (3)	Investor	1,044,386	12.41

(1)
Applicable percentage of ownership is based on 8,444,714 shares of common stock outstanding as of February 4, 2011. The number of shares of common stock beneficially owned and calculation of percent ownership of each person or group of persons named above, in each case, takes into account those shares underlying warrants and stock options that are currently exercisable within 60 days of February 4, 2011, but which may or may not be subject to our repurchase rights, and shares of common stock that such person or group of person has the right to acquire within 60 days of February 4, 2011 pursuant to the vesting or distribution of restricted stock units.

(2)	Includes options to purchase shares of common stock that are exercisable within 60 days of February 4, 2011 and shares underlying RSUs that may be acquired within 60 days of February 4, 2011.

(3)	Based on the records of the Company’s transfer agent. Includes 1,044,386 of common stock with sole voting power. The address of the principal business is 3 Avenue Octave Greard 75007, Paris, France.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since April 1, 2009, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons:

The Company paid Alcatel Vacuum Technology France $2,938,992 for the purchase of inventory.

Procedures for Review, Approval or Ratification of Transactions with Related Persons

The Nominating/Corporate Governance Committee is responsible for review, approval or ratification of transactions with related persons of the Company, which shall include directors, executive officers, holders of more than 5% of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons.  The Nominating/Corporate Governance Committee has developed a Code of Business Conduct and Ethics that establishes policies and procedures to facilitate the review, approval or ratification of such transactions.

 CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics is available to stockholders, upon written request, and is posted on the Company’s website at www.tegal.com. If you would like a copy of our Code, please send your request to: Christine Hergenrother, Secretary, Tegal Corporation, 2201 South McDowell Blvd, Petaluma, California 94954.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater-than-ten-percent holders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended March 31, 2010.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE 2012 ANNUAL MEETING

Under the SEC rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2012 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954 on or before October 28, 2011. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2012 Annual Meeting, an additional notice of any nomination or proposal must be received by us between December 25, 2011 and January 23, 2012. If our 2011 Annual Meeting is not held within 30 days of March 24, 2011, to be timely, the notice by the stockholder must not be later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the 2012 Annual Meeting was made or the notice of the meeting was mailed. The public announcement of an adjournment or postponement of the 2012 Annual Meeting will not trigger a new time period (or extend any time period) for the giving of a stockholder notice as described in this proxy statement. More information on our bylaws is included in this proxy statement beginning on page 5, including a description of the information that must be included in the stockholder notice in order for any proposal to be eligible for inclusion in such proxy statement.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Our 2010 annual report on Form 10-K, as amended, for the fiscal year ended March 31, 2010 has been mailed with this proxy statement.

STOCKHOLDERS OF RECORD ON FEBRUARY 4, 2011 MAY OBTAIN COPIES OF TEGAL’S ANNUAL REPORT ON FORM 10-K, FORM 10-K AS AMENDED, (EXCLUDING EXHIBITS), QUARTERLY REPORTS ON FORM 10-Q (EXCLUDING EXHIBITS) AND ALL AMENDMENTS THERETO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO INVESTOR RELATIONS, TEGAL CORPORATION, 2201 SOUTH MCDOWELL BOULEVARD, PETALUMA, CALIFORNIA 94954.